Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED
BY-LAWS
OF CONSTRUCTION PARTNERS, INC.

Pursuant to Article V of the Amended and Restated Certificate of Incorporation of Construction Partners, Inc., a Delaware corporation (the “Corporation”), Article IX, Section 9.15 of the Amended and Restated By-Laws (the “By-Laws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, as of the date hereof, the By-Laws of the Corporation are hereby amended as follows:

The By-Laws are hereby amended to add a new Section 9.16 to the end of Article IX to read as follows:

“Section 9.16 Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.16.”

Adopted and effective as of June 3, 2020.